Exhibit 10.1

Amended and Restated Stock Purchase Agreement

This Amended and Restated Stock Purchase Agreement (“Agreement”) is made as of May 12, 2010, and amends and restates that Stock Purchase Agreement (the “Original Agreement”) which was dated July 24, 2009, and amended November 24, 2009 and again January 19, 2010.  This Agreement is by and between GENESIS SOLAR CORPORATION (formerly known as COGENCO INTERNATIONAL, INC.), a Colorado corporation (“Buyer”), and GENESIS ENERGY INVESTMENTS PLC, an Hungarian entity operating as a public company whose common stock is traded on the Budapest Stock Exchange (“Seller”).

RECITALS

A.           Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the “Shares”) of capital stock of the Acquired Companies, which are defined as follows, so that following the transactions contemplated hereby, the Buyer will own (directly and beneficially) 100% of the capital stock of each of the Acquired Companies:

•
Genesis Solar España, S.L. (“GSE,” the “GSE Shares”), a Spanish entity that is in the process of planning, financing and building a plant in Spain to manufacture hi-tech solar panels using thin film technology which has acquired real estate and is substantially advanced in the permitting process for the manufacturing plant to be located near Cádiz, Spain.

•	Genesis Solar Singapore Pte. Ltd. (“GSS,” the “GSS Shares”), a corporation formed under the laws of Singapore; and

•	Genesis Solar Hungary Kft (“GSH,” the “GSH Shares”) an entity formed under the laws of Hungary.

B.           The Seller owns and at the Closing Date (as defined below) will own, 100% of the GSE Shares that are currently outstanding (and not otherwise owned by the Buyer), 100% of the GSS Shares that are currently outstanding, and 100% of the GSH Shares that are currently outstanding.  GSE, GSS, and GSH are each referred to as an Acquired Company and collectively as the Acquired Companies.

C.           Seller also desires to sell, and Buyer desires to purchase the GEI Know-How.

D.           Seller has granted Buyer an option dated November 24, 2009 (the “Option”) to acquire the GSH Shares, which Option the Seller and Buyer desire to terminate.

AGREEMENT

The parties, intending to be legally bound, agree that the Option be and hereby is terminated and of no further force or effect, and that the Original Agreement be and hereby is amended and restated as follows:

ARTICLE 1.                                           DEFINITIONS.  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1:

1.1           "Acquired Companies" -- GSE, GSS, and GSH, collectively.

1.2           "Applicable Contract" -- any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

1.3           "Balance Sheet" -- as defined in Section 3.4.

1.4           "Best Efforts" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

1.5           "Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

1.6           "Buyer" -- as defined in the first paragraph of this Agreement.

1.7           “Buyer Shares” – the shares of Buyer’s common stock that represent the Purchase Price as described in Section 2.2.

1.8           "Closing" -- as defined in Section 2.3.

1.9           "Closing Date" -- the date and time as of which the Closing actually takes place.

1.10           "Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

                1.11           "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including:

a.           the sale of the Shares of the Acquired Companies by Seller to Buyer;

b.           the execution, delivery, and performance of other documents necessary or appropriate for the completion of the Transaction;

c.           the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

d.           Buyer's acquisition and ownership of the Shares and exercise of control over the Acquired Companies.

1.12           "Contract" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

1.13           "Damages" -- as defined in Section 10.2.

1.14           "Disclosure Letter" -- the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement or, if not delivered concurrently with the execution and deliver of this Agreement, by not later than the Disclosure Letter Delivery Deadline as defined in Section 11.9(c) and which must then be in form reasonably satisfactory to Buyer.

1.15           "Employment Agreements" -- as defined in Section 2.4(a)(iv).

1.16           "Encumbrance" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

1.17           "Environment" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

1.18           "Environmental, Health, and Safety Liabilities" -- any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

a.           any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and  regulation of chemical substances or products);

b.           fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

c.           financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

d.           any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended ("CERCLA") or any similar act under the laws of any other jurisdiction in which any of the Acquired Companies operate or which may be applicable to any of the Acquired Companies.

1.19           "Environmental Law" -- any Legal Requirement of the United States, any other country or Governmental Body that is applicable to any of the Acquired Companies that requires or relates to:

a.           advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

b.           preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

c.           reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

d.           assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

e.           protecting resources, species, or ecological amenities;

f.           reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

g.           cleaning up pollutants that have been released, preventing the Threat of Release, or paying the costs of such clean up or prevention; or

h.           making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

1.20           "Escrow Agreement" – means the agreement to be entered into at the Closing with a financial institution, Trust company or a law firm reasonable acceptable to the Buyer and the Seller (the “Escrow Agent”) for the retention of the entire Purchase Price and deeds or other instruments resulting in the Assignment of the Acquired Companies and GEI Know-How to Buyer pending the completion by Buyer of its due diligence, pursuant to the terms and conditions set forth in Section 10.8(b), together with such other terms and conditions as are typically found in escrow agreements.  During the term of the Escrow Agreement and until the Escrow Release Date:  (i) the Buyer will have no economic or voting interest in the Shares or management rights with respect to the Acquired Companies; and (ii) the Seller will have no economic or voting interest in the Buyer Shares.  The Parties agree to name the escrow agent and to negotiate an appropriate escrow agreement prior to the Closing Date.  The Parties understand that the escrow agreement may different materially from that attached hereto as Exhibit 2.4, but Exhibit 2.4 is provided for information purposes.

1.21           “Escrow Release Date” – means that date five business days after Buyer notifies the Escrow Agent to complete the Closing by releasing the Shares, the shares of Buyer’s common stock that represent the Purchase Price, and any documents as set forth in the Escrow Agreement.

1.22           "Facilities" -- any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

1.23           "GAAP" -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

1.24           “GEI Know-How” – means the Intellectual Property Assets (as that term is defined in Section 3.22) owned by Seller which Intellectual Property Assets are associated with or useful for the design, construction, operation, and maintenance of a plant for the manufacture of solar panels using thin film technology and other photovoltaic products (“GEI Know-How”).

1.25           "Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

1.26           "Governmental Body" — whether existing under the laws of the United States or any other country, any:

                a.           nation, state, county, city, town, village, district, or other jurisdiction of any nature;

b.           federal, state, local, municipal, foreign, or other government;

c.           governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

d.           multi-national organization or body; or

e.           body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

1.27           "Hazardous Activity" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

1.28           "Hazardous Materials" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

1.29           "Indemnified Persons" -- as defined in Section 10.2.

1.30           "Intellectual Property Assets" -- as defined in Section 3.22.

1.31           "Interim Balance Sheet" -- as defined in Section 3.4.

1.32           "IRC" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

1.33           "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

1.34           "Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

a.           such individual is actually aware of such fact or other matter; or

b.           a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

1.35           "Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty, whether of the United States or of any other jurisdiction.

1.36           "Noncompetition Agreements" -- as defined in Section 2.4(a)(v).

1.37           "Occupational Safety and Health Law" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

1.38           "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

1.39           "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

a.           such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

b.           such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) [and is not required to be specifically authorized by the parent company (if any) of such Person]; and

c.           such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

1.40           "Organizational Documents" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

1.41           "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

1.42           "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

1.43           "Related Person" -- with respect to a particular individual:

a.           each other member of such individual's Family;

b.           any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

c.           any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

d.           any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

e.           With respect to a specified Person other than an individual:

(i)           any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(ii)           any Person that holds a Material Interest in such specified Person;

(iii)           each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(iv)           any Person in which such specified Person holds a Material Interest;

(v)           any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(vi)           any Related Person of any individual described in clause (b) or (c).

f.           For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of voting securities or other voting interests representing at least 25% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 25% of the outstanding equity securities or equity interests in a Person.

1.44           "Release" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

1.45           "Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

1.46           "Securities Act" -- the Securities Act of 1933 as adopted in the United States, or any successor law, and regulations and rules issued pursuant to that act or any successor law.

1.47           “Securities Exchange Act” – the Securities Exchange Act of 1934 as amended, as adopted in the United States, or any successor law and regulations and rules issued pursuant to that act or any successor law.

1.48           "Seller" -- as defined in the first paragraph of this Agreement.

1.49           "Seller’s Releases" -- as defined in Section 2.4.

1.50           "Shares" – as defined in the Recitals of this Agreement, including the GSE Shares, the GSS Shares, and the GSH Share.

1.51           "Subsidiary" – with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

1.52           "Tax" – any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

1.53           "Tax Return" – any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

1.54           "Threat of Release" – a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

1.55           "Threatened" – a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

ARTICLE 2  SALE AND TRANSFER OF SHARES; CLOSING

2.1           SHARES; CLOSING.  Subject to the terms and conditions of this Agreement (including Section 2.4 below), at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares and the GEI Know-How from Seller.

2.2           PURCHASE PRICE.

a.           Subject to the terms and conditions of this Agreement, the purchase price (the “Purchase Price”) shall be up to 14,146,093 shares of the Buyer’s common stock. For accounting purpose the allocation of these share towards the acquired assets is as follows:

(i)           for the GSE Shares will be from 8,950,000 shares to 13,759,600 shares of the Buyer’s common stock (the “Buyer’s Shares for GSE”), determined as set forth in Section 2.2(c), below,
(ii)           for the GSS Shares will be 25,000 shares of the Buyer’s common stock (the “Buyer’s Shares for GSS”),
(iii)           for the GSH Shares will be 25,000 shares of the Buyer’s common stock (the “Buyer’s Shares for GSH”), and
(iv)           for the GEI Know-How will be 336,493 shares of the Buyer’s common stock (the “Buyer’s Shares for GEI Know-How”).

b.           When used here, the term “Buyer’s Shares” refers to the Buyer’s Shares for GSE (in the amount determined pursuant to Section 2.2(c)), the Buyer’s Shares for GSS, the Buyer’s Shares for GSH, and the Buyer’s Shares for GEI Know-How.

c.           The number of Buyer’s Shares for GSE shall be determined based on the amount of funds invested into GSE by Seller prior to the Escrow Release Date which has been used by GSE after the date of this Agreement but prior to the Escrow Release Date in a manner approved in writing by Buyer or which is available for GSE’s use following the Escrow Release Date (“Seller Invested Funds” which amounts shall be confirmed to Buyer’s satisfaction by Ernst & Young or other accounting firm reasonably acceptable to Buyer) as follows:  one thousand additional Buyer’s Share for GSE for each €1,871.26 of Seller Invested Funds up to a maximum of 4,809,600 Buyer’s Shares for GSE, which amount shall be in addition to the minimum number of 8,950,000 Buyer’s Shares for GSE.

2.3           CLOSING.  The purchase and sale (the “Closing”) for the acquisition by Buyer of the GSE Shares, the GSS Shares, the GSH Shares, and the GEI Know-How provided for in this Agreement will take place at the offices of the Escrow Agent at 10:00 a.m. (local time) on May 25, 2010, or at such other time and place as the parties may agree.  Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4           CLOSING OBLIGATIONS.  At the Closing:

a.           Seller will deliver to the Buyer or the Escrow Agent for the benefit of Buyer, as applicable:

(i)           certificates representing the GSE Shares, the GSH Shares, and the GSS Shares, duly endorsed (or accompanied by duly executed stock powers or other appropriate assignment document), with signatures guaranteed by a notary public, commercial bank or by a member firm of the New York Stock Exchange, for transfer to Buyer or if Seller represents and warrants to Buyer that there are no certificates representing certain of the Shares, an assignment of all of the Seller’s interest in each of the Acquired Companies, which assignment shall be guaranteed as set forth above;

(ii)           appropriate assignment of the GEI Know-How;

(iii)           releases in the form of Exhibit 2.4(a)(iii) executed by Seller ("Seller’s Releases");

(iv)           employment agreements in the form reasonably acceptable to the Buyer, executed by persons designated by the Buyer to be material employees of any of the Acquired Companies (collectively, "Employment Agreements");

(v)           noncompetition agreement reasonably acceptable to the Buyer, executed by certain persons to be designated by the Buyer (the "Noncompetition Agreement");

(vi)           a certificate executed by Seller representing and warranting to Buyer that each of Seller’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date and the Escrow Release Date as if made on the Closing Date and the Escrow Release Date, respectively, (in each case giving full effect to any supplements to the Disclosure Letter that were delivered by Seller to Buyer prior to the Closing Date in accordance with Section 5.5); and

(vii)           The Escrow Agreement authorized and signed by Seller.

b.           Buyer will deliver to the Escrow Agent or to a trust account designated by Escrow Agent for the benefit of Seller:

(i)           One or more certificates representing a total of 14,146,093 Buyer’s Shares, all of which will be shares of common stock of the Buyer bearing an appropriate legend under SEC Rule 144 and other appropriate law.

(ii)           A certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date and the Escrow Release Date as if made on the Closing Date and the Escrow Release Date, respectively.

(iii)           The Escrow Agreement authorized and signed by Buyer.

c.           The Escrow Agent will deliver to the Buyer and Seller the Escrow Agreement executed by each of Buyer, Seller and the Escrow Agent (which may be in facsimile form).

2.5           POST-CLOSING OBLIGATIONS.  Following the Closing and prior to the Escrow Release Date, the Seller and the Buyer will jointly manage the Acquired Companies, provided that if the Seller and the Buyer cannot agree on the management of the Acquired Companies and cannot resolve such disagreement through mediation, the Seller’s judgment will control unless the Buyer provides notification of the Escrow Release Date.  If the Closing occurs without any Escrow Agreement, the Buyer will manage the Acquired Companies from and after the Closing; following the Escrow Release Date, the Buyer will manage the Acquired Companies.

ARTICLE 3    REPRESENTATIONS AND WARRANTIES OF SELLER.  Seller represents and warrants to Buyer as follows:

3.1           ORGANIZATION AND GOOD STANDING

a.           Part 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

b.           Not later than the Closing, Seller will deliver to Buyer copies of the Organizational Documents of each Acquired Company, as currently in effect.

c.           None of the Acquired Companies has any subsidiary, whether wholly-owned or partially-owned by such Acquired Company.

3.2           AUTHORITY; NO CONFLICT

a.           This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms.  Upon the execution and delivery by Seller of the Seller’s Releases and the other agreements to be delivered by the Seller in connection with the completion of the Contemplated Transaction (collectively, the "Seller’s Closing Documents"), the Seller’s Closing Documents will each constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller’s Closing Documents and to perform their obligations under this Agreement and the Seller’s Closing Documents.

b.           Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)           contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies, or (B) any resolution adopted by the board of directors or other governing body, or by the stockholders, members or owners of any Acquired Company;

(ii)           contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or either Seller, or any of the assets owned or used by any Acquired Company, may be subject;

(iii)           contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental  Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

(iv)           cause Buyer or any Acquired Company to become subject to, or to become liable for the payment of, any Tax;

(v)           cause any of the assets owned by any Acquired Company to be reassessed or revalued by any taxing authority or other Governmental Body;

(vi)           contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(vii)           result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

Except as set forth in Part 3.2 of the Disclosure Letter, neither the Seller nor any Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

c.           Seller is acquiring the Buyer Shares for its own account and not with a view to their distribution within the meaning of § 2(a)(11) of the Securities Act except in compliance with the terms of the Securities Act.  Seller will not engage in any hedging transaction with respect to the Buyer Shares, except in compliance with the terms of the Securities Act.  The Seller is a “non-U.S. Person” as such term is defined in Regulation S under the Securities Act.  Seller has completed such investigation and due diligence with respect to its acquisition of the Buyer Shares as Seller and its legal, financial, tax, investment, and other advisors have deemed appropriate or necessary in the circumstances.  Seller acknowledges that the Seller has no interest in the Buyer Shares until the later of the Closing Date or the Escrow Release Date.

3.3           CAPITALIZATION.

a.           The outstanding equity securities of:

(i)           GSE consists of 241,110 business quotas (in Spanish: participaciones sociales) owned by the Seller representing a primary stake (in Spanish: capital social) in GSE plus the Seller Invested Funds as defined in Section 2.2(c);

(ii)           GSH consists of a single business quota (in Hungarian: üzletrész) representing a primary stake (in Hungarian: törzsbetét) of HUF 55,000,000; issued and outstanding and constituting the Shares of which not less than 100% is owned by Seller.

(iii)           GSS consists of 10,000 shares of common stock, par value SGD 1 per share, of which 10,000 shares are issued and outstanding and constitute the Shares of which not less than 100% is presently owned by Seller.

                                b.           Part 3.3(b) of the Disclosure Letter sets forth the name, address, contact information, and number of Shares held by each person who owns any Shares in any of the Acquired Companies other than Seller.

c.           With the exception of the Shares owned by the persons who are identified on Part 3.3(b) of the Disclosure Letter, Seller is and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances.

d.           No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.  The Seller is not aware of any restrictions, Encumbrances or required approvals with respect to any Shares not owned by the Seller.

3.4           FINANCIAL STATEMENTS.  Not later than the Disclosure Letter Delivery Deadline, Seller will deliver to Buyer: (a) audited balance sheets of each of the Acquired Companies as at December 31, 2009, in each of the years 2007 through 2009 including notes thereto (the “Balance Sheets”), and the related audited statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of independent certified public accountants reasonably acceptable to Buyer, and (b) unaudited balance sheets of the Acquired Companies as at March 31, 2010 and (if later) as at a date not older than 45 days before the Escrow Release Date, and the related statements of income, changes in stockholders' equity, and cash flow for the fiscal periods then ended (the “Interim Balance Sheet”) and the related unaudited statements of income, changes in stockholders' equity, and cash flow for the fiscal periods then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP and all prepared in US dollars, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

                3.5           BOOKS AND RECORDS.

a.           The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and the requirements of § 13(b)(2) of the Securities Exchange Act (regardless of whether or not the Acquired Companies are subject to that Section), including the maintenance of an adequate system of internal controls in a form pursuant to which the Buyer will not have to report any material weaknesses pursuant to Rules 13a-14 and 13a-15 under the Securities Exchange Act.

b.           The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

c.           At the Closing, all of those books and records will be in the possession of the Acquired Companies and delivered to the Buyer.

3.6           TITLE TO PROPERTIES; ENCUMBRANCES.  Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by any Acquired Company.

a.           Seller has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller or the Acquired Companies and relating to such property or interests.

b.           The Acquired  Companies own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Acquired Companies or reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.6 of the Disclosure Letter.

c.           All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets,

(i)           mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists,

(ii)           mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists,

(iii)           liens for current taxes not yet due, and

(iv)           with respect to real property, (A) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any Acquired Company, and (B) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

(v)           All buildings, plants, and structures owned by the Acquired Companies lie wholly within the boundaries of the real property owned by the Acquired Companies and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

3.7           CONDITION AND SUFFICIENCY OF ASSETS.  The buildings, plants, structures, and equipment of the Acquired Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies’ businesses after the Closing in substantially the same manner as conducted prior to the Closing.

3.8           ACCOUNTS RECEIVABLE.  All accounts receivable of the Acquired Companies that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.

a.           Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging).

b.           Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

c.           Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

3.9           INVENTORY.  All inventory of the Acquired Companies, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or net realizable value on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

3.10           NO UNDISCLOSED LIABILITIES.  Except as set forth in Part 3.10 of the Disclosure Letter, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

3.11           TAXES

a.           The Acquired Companies have filed or caused to be filed (on a timely basis since formation) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of  corporations, pursuant to applicable Legal Requirements. Seller will, not later than the date that it executes this Agreement to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns relating to income or franchise taxes filed since formation.

b.           The Acquired Companies have each paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or any Acquired Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

c.           The income Tax Returns of each Acquired Company (whether filed in the United States or any subdivision thereof, or in any other jurisdiction) subject to such Taxes have been audited by the relevant tax authorities or are closed by the applicable statute of limitations for all taxable years.

(i)           Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit.

(ii)           All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.11 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by any Acquired Company or any group of corporations including any Acquired Company for all taxable years, and the resulting deficiencies proposed by the applicable Tax authority.

(iii)           Except as described in Part 3.11 of the Disclosure Letter, neither Seller nor any Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.

d.           The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company’s liability for Taxes. There exists no proposed tax assessment against any Acquired Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter.  No consent to the application of § 341(f)(2) of the IRC (or any comparable section of any Law of any other jurisdiction in the world) has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

e.           All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement.

3.12           NO MATERIAL ADVERSE CHANGE.  Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.13           EMPLOYEE BENEFITS

a.           The persons who are employed by and who are retained as contractors by each Acquired Company are set forth in Part 3.13(a) of the Disclosure Letter, together with the other information required by Section 3.20 of this Agreement.  In each case, each Acquired Company is in full compliance with any Laws and regulations issued by any Governmental Body governing such employment relationship, or any relationship as an independent contractor or other similar relationship including (without limitation) the withholding and proper payment of any Tax obligations and the provision of Benefit Obligations adopted by, or to which any Acquired Company is subject.  "Other Benefit Obligations" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, employment manuals, collective bargaining agreements, all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors, payroll manuals, and fringe benefits within the meaning of IRC § 132 or the comparable section of any other Law applicable to an Acquired Company.

b.           Part 3.13(b) of the Disclosure Letter sets forth all employee benefit plans (including, but not limited to Other Benefit Obligations) to which an Acquired Company is subject (directly or indirectly, whether written, statutory, regulatory, or unwritten), and the Acquired Companies have each delivered (or will within ten days of the date of this Agreement) deliver copies of all such plans to the Buyer.

c.           Part 3.13(c) of the Disclosure Letter sets forth all reports filed by any of the Acquired Companies, or by any person with respect to any employee of or contractor to an Acquired Company with any Governmental Body.

d.           Except as set forth in Part 3.13(d) of the Disclosure Letter, the Acquired Companies have each performed all of their respective obligations under all employee benefit plans and Other Benefit Obligations. The Acquired Companies have made appropriate entries in their financial records and statements for all obligations and liabilities under such plans and Obligations that have accrued but are not due.  Neither the Seller nor any Acquired Company has Knowledge of any facts or circumstances that may give rise to any liability of any Seller, any Acquired Company, or Buyer under the Law applicable to any employee benefit plan or Other Benefit Obligation, whether described in Part 3.13 of the Disclosure Letter or not so described.

e.           No payment that is owed or may become due to any director, officer, employee, or agent of any Acquired Company will be non-deductible to the Acquired Companies or subject to tax under IRC § 280G or § 4999 (or the comparable section of any other Law applicable to an Acquired Company); nor will any Acquired Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

f.           The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit or Company Other Benefit Obligation.

3.14           COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

a.           Except as set forth in Part 3.14 of the Disclosure Letter:

(i)           each Acquired Company is, and at all times since formation has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)           no event has occurred or circumstance exists that (with or without notice  or lapse of time) (A) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)           no Acquired Company has received, at any time since formation, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

b.           Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

(i)           each Acquired Company is, and at all times since formation has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

(ii)           no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

(iii)           no Acquired Company has received, at any time since formation, any notice or other communication (whether oral or written) from any Governmental
Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv)           all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

3.15           LEGAL PROCEEDINGS; ORDERS

a.           Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

(i)           that has been commenced by or against any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company; or

(ii)           that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller and the Acquired Companies, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of any Acquired Company.

b.           Except as set forth in Part 3.15 of the Disclosure Letter:

(i)           there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject;

(ii)           neither Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

(iii)           to the Knowledge of Seller and the Acquired Companies, no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

c.           Except as set forth in Part 3.15 of the Disclosure Letter:

(i)           each Acquired Company is, and at all times since formation has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(ii)           no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and

(iii)           no Acquired Company has received, at any time since formation, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

3.16           ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

a.           change in any Acquired Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

b.           amendment to the Organizational Documents of any Acquired Company;

c.           payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

d.           adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

e.           damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

f.           entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $10,000;

g.           sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

h.           cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $10,000;

i.           material change in the accounting methods used by any Acquired Company; or

j.           agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

3.17           CONTRACTS; NO DEFAULTS

a.           Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of:

(i)           each Applicable Contract that involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $10,000;

(ii)           each Applicable Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $10,000;

(iii)           each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $10,000;

(iv)           each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

(v)           each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(vi)           each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(vii)           each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

(viii)           each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or any Affiliate of an Acquired Company or limit the freedom of any Acquired Company or any Affiliate of an Acquired Company to engage in any line of business or to compete with any Person;

(ix)           each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(x)           each power of attorney that is currently effective and outstanding;

(xi)           each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

(xii)           each Applicable Contract for capital expenditures in excess of $10,000;

(xiii)           each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business; and

(xiv)           each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of the Acquired Companies under the Contracts, and the Acquired Companies' office where details relating to the Contracts are located.

                b.           Except as set forth in Part 3.17(b) of the Disclosure Letter:

(i)           neither Seller (and no Related Person of either Seller) has or may acquire any rights under, and neither Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

(ii)           to the Knowledge of Seller and the Acquired Companies, no officer, director, agent, employee, consultant, or contractor of any Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

c.           Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

d.           Except as set forth in Part 3.17(d) of the Disclosure Letter:

(i)           each Acquired Company is, and at all times since formation has been, in full compliance with all applicable terms and requirements of each Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound;

(ii)           each other Person that has or had any obligation or liability under any Contract under which an Acquired Company has or had any rights is, and at all times since formation has been, in full compliance with all applicable terms and requirements of such Contract;

(iii)           no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable  Contract; and

(iv)           no Acquired Company has given to or received from any other Person, at any time since formation, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

e.           There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Contracts with any Person and, to the Knowledge of Seller and the Acquired Companies, no such Person has made written demand for such renegotiation.

f.           The Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.18           INSURANCE

a.           Seller has delivered to Buyer:

(i)           true and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company, is or has been covered at any time within the three years preceding the date of this Agreement;

(ii)           true and complete copies of all pending applications for policies of insurance; and

(iii)           any statement by the auditor of any Acquired Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

b.           Part 3.18(b) of the Disclosure Letter describes:

(i)           any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder;

(ii)           any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company; and

(iii)           all obligations of the Acquired Companies to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

c.           Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the three preceding policy years:

(i)           a summary of the loss experience under each policy;

(ii)           a statement describing each claim under an insurance policy for an amount  in excess of $5,000, which sets forth:

(A)           the name of the claimant;

(B)           a description of the policy by insurer, type of insurance, and period of coverage; and

(C)           the amount and a brief description of the claim; and

(iii)           a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

d.           Except as set forth on Part 3.18(d) of the Disclosure Letter:

(i)           All policies to which any Acquired Company is a party or that provide coverage to either Seller, any Acquired Company, or any director or officer of an Acquired Company:

(A)           are valid, outstanding, and enforceable;

(B)           are issued by an insurer that is financially sound and reputable;

(C)           taken together, provide adequate insurance coverage for the assets and the operations of the Acquired Companies for all risks normally insured against by a Person carrying on (or proposing to carry-on) the same business or businesses as the Acquired Companies;

(D)           are sufficient for compliance with all Legal Requirements and Contracts to which any Acquired Company is a party or by which any of them is bound;

(E)           will continue in full force and effect following the consummation of the Contemplated Transactions; and

(F)           do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Acquired Company.

(ii)           No Seller or Acquired Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii)           The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.

(iv)           The Acquired Companies have given notice to the insurer of all claims that may be insured thereby.

3.19           ENVIRONMENTAL MATTERS.  Except as set forth in part 3.19 of the Disclosure Letter:

a.           Each Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Seller or Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any

Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

b.           There are no pending or, to the Knowledge of Seller and the Acquired Companies, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Seller or any Acquired Company has or had an interest.

c.           No Seller or Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

d.           No Seller or Acquired Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which Seller or any Acquired Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

e.           There are no Hazardous Materials present on or in the Environment at the  Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Seller, Acquired Company, any other Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company has or had an interest.

f.           There has been no Release or, to the Knowledge of Seller and the Acquired Companies, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Seller or any Acquired Company has or had an interest, or any geologically or hydrologically adjoining property, whether by Seller, any Acquired Company, or any other Person.

g.           Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

3.20           EMPLOYEES

a.           Part 3.13(a) of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since formation; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

b.           No employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with Seller or the Acquired Companies by any  such employee or director. To Seller’s Knowledge, no director, officer, or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.

c.           Part 3.13(a) of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

3.21           LABOR RELATIONS; COMPLIANCE.

a.           Since formation, no Acquired Company has been or is a party to any collective bargaining or other labor Contract. Since formation, there has not been, there is not presently pending or existing, and there is not Threatened,

(i)           any strike, slowdown, picketing, work stoppage, or employee grievance process,

(ii)           any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or

(iii)           any application for certification of a collective bargaining agent.  No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.

b.           There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company.

c.           Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.22           INTELLECTUAL PROPERTY

a.           Intellectual Property Assets -- The term "Intellectual Property Assets" includes:

(i)           the names used by any Acquired Company, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

(ii)           all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

(iii)           all copyrights in both published works and unpublished works (collectively, "Copyrights");

(iv)           all rights in mask works (collectively, "Rights in Mask Works"); and

(v)           all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by any Acquired Company as licensee or licensor.

b.           Agreements -- Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired Companies, of all Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which an Acquired Company is the licensee. There are no outstanding and, to Seller’s Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

c.           Know-How Necessary for the Business

(i)           The Intellectual Property Assets are all those necessary for the operation of the Acquired Companies’ businesses as they are currently conducted or as reflected in the business plan given to Buyer.  One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

(ii)           Part 3.22(c)(ii) of the Disclosure Letter sets forth a more specific description of GEI Know-How to be conveyed by the Seller to the Buyer pursuant to this Agreement.

(iii)           Except as set forth in Part 3.22(c)(iii) of the Disclosure Letter, all former and current employees of each Acquired Company have executed written Contracts with one or more of the Acquired Companies that assign to one or more of the Acquired Companies all rights to any inventions, improvements, discoveries, or information relating to the business of any Acquired Company. No employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.

d.           Patents

(i)           Part 3.22(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

(ii)           All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii)           No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Seller’s Knowledge, there is no potentially interfering patent or patent application of any third party.

(iv)           No Patent is infringed or, to Seller’s Knowledge, has been challenged or Threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(v)           All products made, used, or sold under the Patents have been marked with the proper patent notice.

e.           Trademarks

(i)           Part 3.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii)           All Marks that have been registered with the United States Patent and Trademark Office or in the comparable Governmental Body of any other country are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii)           No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Seller’s Knowledge, no such action is Threatened with the respect to any of the Marks.

(iv)           To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any third party.

(v)           No Mark is infringed or, to Seller’s Knowledge, has been challenged or Threatened in any way. None of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(vi)           All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

f.           Copyrights

(i)           Part 3.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii)           All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

(iii)           No Copyright is infringed or, to Seller’s Knowledge, has been challenged or Threatened in any way. None of the subject matter of any of the Copyrights  infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(iv)           All works encompassed by the Copyrights have been marked with the proper copyright notice.

g.           Trade Secrets

(i)           With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.
(ii)           Seller and the Acquired Companies have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

(iii)           One or more of the Acquired Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Seller’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies. No Trade Secret is subject to any adverse claim or has been challenged or Threatened in any way.

3.23           CERTAIN PAYMENTS.  Since formation, no Acquired Company or director, officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly

a.           made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services

(i)           to obtain favorable treatment in securing business,

(ii)           to pay for favorable treatment for business secured,

(iii)           to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of an Acquired Company, or

(iv)           in violation of any Legal Requirement,

b.           established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

3.24           DISCLOSURE

a.           No representation or warranty of Seller in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

b.           No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

c.           There is no fact known to either Seller that has specific application to either Seller or any Acquired Company (other than general economic or industry conditions) and that materially adversely affects or, as far as the Seller can reasonably foresee, materially Threatens, the assets, business, prospects, financial condition, or results of operations of the
Acquired Companies (each on an unconsolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

3.25           RELATIONSHIPS WITH RELATED PERSONS.  Except as set forth in Part 3.25 of the Disclosure Letter,

a.           No Seller or any Related Person of Seller or of any Acquired Company has, or since the first day of the next to last completed fiscal year of the Acquired Companies has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses.

b.           No Seller or any Related Person of Seller or of any Acquired Company is, or since the first day of the next to last completed fiscal year of the Acquired Companies has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a "Competing Business") in any market presently served by such Acquired Company.

c.           No Seller or any Related Person of Seller or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

3.26           BROKERS OR FINDERS.  Seller and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF BUYER.  Buyer represents and warrants to Seller as follows:

4.1           ORGANIZATION AND GOOD STANDING.   Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado.

4.2           AUTHORITY; NO CONFLICT

a.           This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the agreements to be delivered by the Seller in connection with the completion of the Contemplated Transaction (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will each constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

b.           Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)           any provision of Buyer's Organizational Documents;

(ii)           any resolution adopted by the board of directors or the stockholders of Buyer;

(iii)           any Legal Requirement or Order to which Buyer may be subject; or

(iv)           any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3           INVESTMENT INTENT.  Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of § 2(a)(11) of the Securities Act.

4.4           CERTAIN PROCEEDINGS.  There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To Buyer's Knowledge, no such Proceeding has been Threatened.

4.5           BUYER’S PUBLIC REPORTS.  The reports that the Buyer has filed with the U.S. Securities and Exchange Commission (which reports since 1996 are publicly available at www.sec.gov) are accurate and complete in all material respects as of the date such reports were filed, and no event has occurred since the filing of the most recent report has occurred which would require the disclosure in such report to be modified in any material respect except as reflected in this Agreement, which Agreement the Buyer will file with the Securities and Exchange Commission within four business days following the execution of this Agreement on Form 8-K.  Buyer will undertake to file this Agreement and the related Form 8-K as soon as possible following the execution of this Agreement by both parties in advance of the four business day requirement if reasonably possible.

4.6           BROKERS OR FINDERS.  Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

ARTICLE 5   COVENANTS OF SELLER PRIOR TO CLOSING DATE AND ESCROW RELEASE DATE

Seller, as of the date of this Agreement, hereby confirms its compliance with the Covenants set forth in ARTICLE 5 of the Original Agreement to the date of this Agreement, and further:

5.1           ACCESS AND INVESTIGATION.  Between the date of this Agreement and the Closing Date and thereafter until the Escrow Release Date, Seller will, and will cause each Acquired Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to each Acquired Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

5.2           OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES.  Between the date of this Agreement and the Closing Date and thereafter until the Escrow Release Date, Seller will, and will cause each Acquired Company to:

a.           conduct the business of such Acquired Company only in the Ordinary Course of Business;

b.           use their Best Efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

c.           confer with Buyer concerning operational matters of a material nature;

d.           otherwise report periodically to Buyer concerning the status of the business, operations, and finances of such Acquired Company;

e.           (only with respect to GSE), enter into an amendment to the contracts between GSE and the Spanish development authorities (including, without limitation, Agencia de Inovacion y Desarollo Andalucia (“IDEA”)) that removes the ability of such agencies to take properties that GSE acquired from such agencies because of a failure to timely commence or complete construction of the facilities contemplated to be constructed on such properties (such amendment to be reasonably satisfactory to Buyer); and

f.           (only with respect to GSE), accept an investment from Seller of not less than €9,000,000 meeting the requirement for Seller Invested Funds as defined in Section 2.2(c), above, except to the extent that Buyer agrees to complete the acquisition of GSE with a lesser amount of Seller Invested Funds.

5.3           NEGATIVE COVENANT.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date and thereafter until the Escrow Release Date, Seller will not, and will cause each Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

5.4           REQUIRED APPROVALS.  As promptly as practicable after the date of this Agreement, Seller will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller will, and will cause each Acquired Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2.

5.5           NOTIFICATION.  Between the date of this Agreement and the Closing Date and thereafter until the Escrow Release Date, Seller will promptly notify Buyer in writing if Seller or any Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller’s representations and warranties as of the date of this Agreement, or if Seller or any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change (which change and the description thereof must not reflect any adverse impact on any of the Acquired Companies and must otherwise be acceptable to Buyer in Buyer’s reasonable discretion).  During the same period, Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

5.6           PAYMENT OF INDEBTEDNESS BY RELATED PERSONS.  Except as expressly provided in this Agreement, Seller will cause all indebtedness owed to an Acquired Company by either Seller or any Related Person of Seller to be paid in full prior to Closing except as are set forth in the Disclosure Letter (which Disclosure Letter must be delivered prior to the Closing Date, and which will also set forth the terms for payment to the Related Person).

5.7           NO NEGOTIATION.  Until such time, if any, as this Agreement is terminated pursuant to Article 9, Seller will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

5.8           BEST EFFORTS.  Between the date of this Agreement and the Closing Date,  and thereafter until the Escrow Release Date, Seller will use its Best Efforts to cause the conditions in Articles 7 and 8 to be satisfied.

ARTICLE 6  COVENANTS OF BUYER PRIOR TO CLOSING DATE AND ESCROW RELEASE DATE

Buyer, as of the date of this Agreement, hereby confirms its compliance with the Covenants set forth in ARTICLE 6 of the Original Agreement to the date of this Agreement, and further:

6.1           APPROVALS OF GOVERNMENTAL BODIES.  As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions.  Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Seller in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

6.2           BEST EFFORTS.  Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date and thereafter until the Escrow Release Date, Buyer will use its Best Efforts to cause the conditions in Articles 7 and 8 to be satisfied.

ARTICLE 7  CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.  Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part).  To the extent that the Closing occurs before Seller delivers to Buyer the complete Disclosure Letter, Buyer's obligation to provide notification to the Escrow Agent of the Escrow Release Date and to take the other actions required to be taken by Buyer at the Closing and at the Escrow Release Date is subject to the satisfaction, at or prior to the Closing or the Escrow Release Date (as applicable), of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1           ACCURACY OF REPRESENTATIONS

a.           All of Seller’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date and the Escrow Release Date as if made on the Closing Date and the Escrow Release Date, without giving effect to any supplement to the Disclosure Letter.

b.           Each of Seller’s representations and warranties must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date and the Escrow Release Date as if made on the Closing Date and the Escrow Release Date, without giving effect to any supplement to the Disclosure Letter.

7.2           SELLER’S PERFORMANCE

a.           All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing and the Escrow Release Date (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

b.           Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.4 and 5.8 must have been performed and complied with in all respects.

7.3           CONSENTS.  Each of the Consents identified in Part 3.2 of the Disclosure Letter, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

7.4           ADDITIONAL DOCUMENTS.  Each of the following documents must have been delivered to Buyer:

a.           an opinion of counsel to Seller (which must be reasonably acceptable to the Buyer), dated the Closing Date and restated as of the Escrow Release Date as to the enforceability of this Agreement against the Seller and each Acquired Company in accordance with its terms, and such other matters as the Buyer may reasonably request;

b.           estoppel certificates by which persons with significant contracts or other documentary relationships with any of the Acquired Companies acknowledge that such contracts or documentary relationships are in full force and effect, and no basis for declaration of default exists, in form reasonably acceptable to the Buyer and executed by persons required by Buyer, dated as of a date not more than 30 days prior to the Closing Date; and

c.           such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 8.4(a), (ii) evidencing the accuracy of any of Seller’s representations and warranties, (iii) evidencing the performance by either Seller of, or the compliance by the Seller with, any covenant or obligation required to be performed or complied with by the Seller, (iv) evidencing the satisfaction of any condition referred to in this Article 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

                7.5           NO PROCEEDINGS.  Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.6           NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS.  There must not have been made or Threatened by any Person any claim asserting that such Person

a.           is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or

b.           is entitled to all or any portion of the Purchase Price payable for the Shares.

7.7           NO PROHIBITION.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

ARTICLE 8    CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE.  Seller’s obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing or the Escrow Release Date, of each of the following conditions (any of which may be waived by Seller, in whole or in part).

8.1           ACCURACY OF REPRESENTATIONS.  All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2           CAPITALIZATION, BOOK VALUE AND AVAILABLE WORKING CAPITAL.  As of the close of the last fiscal period prior to the Closing Date (as adjusted for any issuance of stock subsequent thereto, including any issuance to occur at the Closing) the Purchase Price will represent not less than 40% of the outstanding capital stock and voting stock of the Buyer.

8.3           BUYER'S PERFORMANCE

a.           All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement (not including providing the notification for the
Escrow Release Date) at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

b.           Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the payments required to be made by Buyer pursuant to Section 2.4(b).

8.4           CONSENTS.  Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

8.5           ADDITIONAL DOCUMENTS.  Buyer must have caused the following documents to be delivered to Seller:

a.           an opinion of Burns, Figa & Will, P.C. or other counsel to Buyer, dated the Closing Date as to the enforceability of this Agreement against the Buyer in accordance with its terms, and such other matters as the Seller may reasonably request; and

b.           such other documents as Seller may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (ii) evidencing the satisfaction of any condition referred to in this Article 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

8.6           NO INJUNCTION.  There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

ARTICLE 9    TERMINATION

9.1           TERMINATION EVENTS.

a.           This Agreement may, by notice given prior to or at the Closing (or the Escrow Release Date as outlined below), be terminated:

(i)           by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(ii)           (A) by Buyer if any of the conditions in Article 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (B) by Seller, if any of the conditions in Article 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

(iii)           by mutual consent of Buyer and Seller; or

(iv)           by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 30, 2010, or such later date as the parties may agree upon.

b.           This Agreement may, by notice given prior to the Escrow Release Date, be terminated as to the acquisition of any one or more of the Acquired Companies:

(i)           by Seller if the Escrow Release Date has not occurred on or before December 31, 2010, or such later date as the parties may agree upon; or

(ii)           by Buyer if the Buyer has not received the Disclosure Letter by July 31, 2010, or if the Disclosure Letter sets forth information with respect to the Seller or any of the Acquired Companies that is unsatisfactory to the Buyer in its reasonable judgment and Seller has not (within ten business days of notification by Buyer of such unsatisfactory information) proposed a plan reasonably acceptable to Buyer to cure such issues.

9.2           EFFECT OF TERMINATION.  Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 10    INDEMNIFICATION; REMEDIES

10.1           SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE.  All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(vi), and any other certificate or document delivered pursuant to this Agreement will survive the Closing and the Escrow Release Date. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date or the Escrow Release Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2           INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER.  Seller will indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

a.           any Breach of any representation or warranty made by Seller in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Seller pursuant to this Agreement;

b.           any Breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty were made on and as of the Closing Date or the Escrow Release Date (as applicable) without giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to Section 2.4(a)(v) as having caused the condition specified in Section 7.1 not to be satisfied;

c.           any Breach by either Seller of any covenant or obligation of such Seller in this Agreement;

d.           any product shipped or manufactured by, or any services provided by, any Acquired Company prior to the Closing Date or (if applicable) the Escrow Release Date;

e.           any matter disclosed in the Disclosure Letter; or

f.           any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

10.3           INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER --ENVIRONMENTAL MATTERS.  In addition to the provisions of Section 10.2, Seller will indemnify and hold harmless Buyer, the Acquired Companies, and the other Indemnified Persons for, and will pay to Buyer, the Acquired Companies, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

a.           any Environmental, Health, and Safety Liabilities arising out of or relating to:

(i)           (A) the ownership, operation, or condition at any time on or prior to the Closing Date and thereafter until the Escrow Release Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Seller or any Acquired Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date or thereafter until the Escrow Release Date; or

(ii)           (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Seller or any Acquired Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date or thereafter until the Escrow Release Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Seller or any Acquired Company or by any other Person for whose conduct they are or may be held responsible; or

b.           any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Seller or any Acquired Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Companies prior to the Closing Date or thereafter until the Escrow Release Date, or from Hazardous Material that was

(i)           present or suspected to be present on or before the Closing Date or (if later) the Escrow Release Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date and thereafter until the Escrow Release Date) or

(ii)           Released or allegedly Released by Seller or any Acquired Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date or thereafter until the Escrow Release Date.

Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. The procedure described in Section 10.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

10.4           INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER.  Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with

a.           any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement,

b.           any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or

c.           any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

10.5           TIME LIMITATIONS.

a.           If the Closing and the Escrow Release Date occur, Seller will have no liability (for indemnification or otherwise) with respect to:

(i)           any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date or the Escrow Release Date, other than those in Sections 3.3, 3.11, 3.13, and 3.19, unless on or before one year following the Escrow Release Date Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer;

(ii)           a claim with respect to Section 3.3, 3.11, 3.13, or 3.19, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date or the Escrow Release Date, may be made at any time.

b.           If the Closing and the Escrow Release Date occur, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date or the Escrow Release Date, unless on or before one year following the Escrow Release Date Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

10.6           LIMITATIONS ON AMOUNT—SELLER.

a.           Seller will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b) or, to the extent relating to any failure to perform or comply prior to the Closing Date or the Escrow Release Date (as applicable), clause (c) of
Section 10.2 until the total of all Damages with respect to such matters exceeds $50,000, and then only for the amount by which such Damages exceed $50,000.

b.           Seller will have no liability (for indemnification or otherwise) with respect to the matters described in clause (d) of Section 10.2 until the total of all Damages with respect to such matters exceeds $10,000, and then only for the amount by which such Damages exceed $10,000.

However, this Section 10.6 will not apply to any Breach of any of Seller’s representations and warranties of which the Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by either Seller of any covenant or obligation, and Seller will be jointly and severally liable for all Damages with respect to such Breaches.

10.7           LIMITATIONS ON AMOUNT—BUYER.  Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 10.4 until the total of all Damages with respect to such matters exceeds $50,000, and then only for the amount by which such Damages exceed $50,000. However, this Section 10.7 will not apply to any Breach of any of Buyer's representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

10.8           PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS

a.           Promptly after receipt by an indemnified party under Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3) Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

b.

(i)           If any Proceeding referred to in Section 10.8(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (A) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (B) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding.  The indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation.

(ii)           If the indemnifying party assumes the defense of a Proceeding,

(A)           it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification;

(B)           no compromise or settlement of such claims  may be effected by the indemnifying party without the indemnified party's consent unless (I) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (II) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and

(C)           the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

c.           Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

d.           Seller hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller with respect to such a claim anywhere in the world.

10.9           PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS.  A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

ARTICLE 11    GENERAL PROVISIONS

11.1           EXPENSES.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.  Seller will cause the Acquired Companies not to incur any out-of-pocket expenses in connection with this Agreement except for professional fees not in excess of $100,000 in the aggregate for all of the Acquired Companies. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.2           PUBLIC ANNOUNCEMENTS.  Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing and to the Escrow Release Date, Seller shall, and shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

11.3           CONFIDENTIALITY.

a.           Between the date of this Agreement and the Closing Date and thereafter until the Escrow Release Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Acquired Companies to maintain in confidence, and not use to the detriment of another party or an Acquired Company any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless

(i)           such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,

(ii)           the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or

(iii)           the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

b.           If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.
Whether or not the Closing or the Escrow Release Date takes place, Seller waives, and will upon Buyer's request cause the Acquired Companies to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Acquired Companies except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

11.4           NOTICES.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller:
GENESIS ENERGY INVESTMENTS, PLC
Szent Istvan Krt. 18
H-1137 Budapest, Hungary
Attention: Edward Mier-Jedrzejowicz, President
Facsimile No.: 00-36-1-452-1701

Buyer:
GENESIS SOLAR CORPORATION
4600 South Ulster Street, Suite 800
Denver, CO 80237

Attention:  David W. Brenman, President
Facsimile No.: 303-221-8686

with a copy to:
Burns, Figa & Will, P.C.
Suite 1000, 6400 South Fiddler’s Green Circle
Greenwood Village, CO 80112
Attention:  Herrick K. Lidstone, Jr., Esq.
Facsimile No.: 303-796-2777

11.5           JURISDICTION; SERVICE OF PROCESS.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Colorado, County of Arapahoe, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Colorado, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.6           FURTHER ASSURANCES.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.7           WAIVER.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,

a.           no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of  the claim or right unless in writing signed by the other party;

b.           no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and

c.           no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.8           ENTIRE AGREEMENT AND MODIFICATION.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.9           DISCLOSURE LETTER

a.           The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

b.           In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

c.           To the extent that the Seller does not deliver the Disclosure Letter to the Buyer concurrently with the execution of this Agreement (or to the extent that the Disclosure Letter delivered concurrently with the execution of this Agreement is incomplete), the Seller must deliver the complete Disclosure Letter to the Buyer, with all attachments, schedules, exhibits and supplemental information on or before July 31, 2010 (the “Disclosure Letter Delivery Deadline”).  Any changes made to the Disclosure Letter, and any additions to or modifications thereof, must be acceptable to the Buyer in its reasonable discretion.  If the Buyer does not object in writing to any changes or additions to or modifications of the Disclosure Letter within 30 days after having received the Disclosure Letter, the Buyer shall be deemed to have accepted the Disclosure Letter.

11.10           ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS.  Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer or to Genesis Capital Management Ltd.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.11           SEVERABILITY.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.12           ARTICLE AND SECTION HEADINGS, CONSTRUCTION.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Article” or “Articles,” "Section" or "Sections" refer to the corresponding Article, Articles, Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.  All references to “$” or dollars shall be to the currency of the United States; references to € shall be to Euros.  The official language for the Contemplated Transactions shall be English and the English translation of any documents shall be the governing document.

11.13           TIME OF ESSENCE.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.14           GOVERNING LAW.  This Agreement will be governed by the laws of the State of Colorado without regard to conflicts of laws principles.

11.15           COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer	Seller
GENESIS SOLAR CORPORATION	GENESIS ENERGY INVESTMENTS, PLC

By: _/s/ David W. Brenman	By: /s/Tamas Marits	/s/ Edward Mier-Jedrzejowicz
David W. Brenman, President	Tamas Marits, Member of the Board	Edward Mier-Jedrzejowicz, Chairman of the Board
May 12, 2010	May 12, 2010	May 12, 2010